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                                                                     EXHIBIT 99


OSI PHARMACEUTICALS ANNOUNCES $150 MILLION PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

     MELVILLE, N.Y., Jan 24, 2002 (BW HealthWire) -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it intends to offer, subject to market and other conditions, $150 million of Convertible Subordinated Notes (plus an additional amount of $30 million to cover over-allotments, if any), due 2009, for purchase by qualified institutional buyers under Rule 144A of the Securities Act of 1933. The Notes would be convertible into OSI Pharmaceutical's Common Stock at the option of holder, at a price to be determined. The offering is expected to close on or about February 4, 2002. OSI Pharmaceuticals will agree to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering.

     Use of the expected net proceeds of the offering may include continued development of our product pipeline, licensing and acquisition opportunities that add oncology products and late stage drug candidates, and general corporate purposes.

     This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

     The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of innovative products for the treatment of cancer. OSI has built a pipeline of discovery programs and drug candidates addressing major, unmet medical needs in cancer and selected opportunities, including diabetes, arising from the Company's extensive drug discovery research programs that represent significant commercial opportunities outside of cancer. OSI's most advanced drug candidate, Tarceva(TM), a small molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials,


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     the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

     CONTACT:     OSI Pharmaceuticals, Inc.
                  Kathy Galante, 631/962-2000
                  Corporate Communications
                  or
                  Burns McClellan (representing OSI)
                  Jonathan M. Nugent (investors)
                  Kathy Jones, Ph.D. (media)
                  212/213-0006



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